UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2023

NANOMIX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2121 Williams Street, San Leandro, CA 94577

(Address of principal executive offices)

(510) 428-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2023 (the “Effective Date”), Nanomix Corporation (the “Company”) appointed Chris Hetterly as chief financial officer of the Company, effective immediately. Mr. Hetterly does not have any family relationship with any director, executive officer or person nominated or chosen by us to become an executive officer. There is no understanding or arrangement between Mr. Hetterly and any other person pursuant to which Mr. Hetterly was selected as an executive officer. There are no transactions in which Mr. Hetterly has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Hetterly succeeds David Ludvigson, who resigned as interim chief financial officer, effective as of the Effective Date. Mr. Ludvigson will continue to serve as corporate secretary of the Company, a member of the Company’s board of directors and will serve as a senior business advisor to the Company.

Mr. Hetterly previously served as the Chief Financial Officer of Octagos Health LLC, a healthcare Software-as-a-Service (“Saas”) company, from August 2021 to April 2022. He also previously served as the Interim Chief Financial Officer of Weekdays, Inc., a Childcare-as-a-Platform company, from April 2020 until September 2021, and as the Head of Technology Banking for East West Bank, a regional banking company, from July 2017 until December of 2019. Mr. Hetterly received his BA from the Honors Program at Brown University.

On November 15, 2022, the Company entered into an offer letter with Mr. Hetterly. The offer letter has no specific term and constitutes at-will employment. His start date was contingent on the satisfaction of certain conditions. Mr. Hetterly’s annual base salary will be $270,000, and he is entitled to a discretionary bonus equal to up to $80,000 based on agreed objectives. The first-year bonus will be paid based on achieving a capital raise of $25 million or more within one year or a change of control. Subsequent years’ bonus targets will be adjusted to operating plan metrics as agreed and approved by the Company’s board or compensation committee. In connection with his employment, the Company also agreed to grant Mr. Hetterly options to purchase 500,000 shares of common stock (the “Options”), subject to formal approval of the board of directors, which took place on December 13, 2022. The Options shall vest as follows: 12.5% upon the six month anniversary of the date of hire and 1/42 monthly vesting thereafter for remainder of the vesting term. Mr. Hetterly will participate in the compensation and benefit programs generally available to the Company’s executive officers.

A copy of the offer letter is attached hereto as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The above summary of the offer letter does not purport to be complete and is subject to and qualified in its entirety by reference to the attached agreement.

On January 25, 2023, the Company issued a press release announcing the appointment of Mr. Hetterly. The press release is attached as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter for Chris Hetterly, dated November 15, 2022
99.1	Press Release, dated January 25, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOMIX CORPORATION

	By:	/s/ Thomas Schlumpberger
	Name:	Thomas Schlumpberger
	Title:	Chief Executive Officer

Date: January 25, 2023